Exhibit 10.3

February 25, 2012

Greg Covino
[address]
[address]

Dear Greg:

I am pleased to extend you this offer of employment to join Biogen Idec as Vice President of Finance. You will be appointed as the Company's Chief Accounting Officer as of the day following the filing of the Company's Form 10-Q for Q1 of 2012. This position will report to Paul Clancy, Executive Vice President, and Chief Financial Officer. The position will be based at our Weston, Massachusetts facility.

Base Salary: Your starting bi-weekly salary will be $11,923.08, which is equivalent to an annual salary of $310,000.08.

One-time Cash Sign-On Bonus: Upon employment, you will receive $35,000.00 as a one-time cash bonus. The bonus will be paid to you within two pay periods after your start date provided that you sign the enclosed Cash Sign-On Bonus Agreement, which describes the terms and conditions of the cash sign-on bonus.

Annual Bonus Plan: You will be eligible to participate in the Biogen Idec Annual Bonus Plan, with a target bonus opportunity of 35% of your annualized base salary. Based upon your start date, your target bonus amount may be pro-rated. Eligibility details and other terms of the Plan are included in the current years Plan document which will be made available upon your employment with the Company.

Long-Term Incentive: You will be granted Cash-Settled Performance Shares (CSPS) in connection with the commencement of your employment. The approximate grant date value of your CSPS award will be $137,500. You will also be granted Market Stock Units (MSU) in connection with the commencement of your employment. The approximate grant date value of your MSU award will be $137,500. Your CSPS and MSU awards will be granted on the first trading day of the month following your start date.

The actual terms of your CSPS and MSU awards will be communicated to you following the grant date. Your grants will be awarded under the Biogen Idec Inc. 2008 Omnibus Equity Plan. You are considered a "designated employee," as defined in the 2008 Omnibus Equity Plan. Our 2008 Omnibus Equity Plan and Prospectus are available to you on Biogen Idec's benefits website at [website]. Please read these documents for information about your Long-term Incentive grants.

Stock Trading Plan: You have been designated as a member of Trading Group A pursuant to Biogen Idec's Global Insider Trading Policy. As a member of Trading Group A, you are required to enter into a 10b5-1 trading plan for all sales of Biogen Idec stock and you may only purchase Biogen Idec stock on the open market during Biogen Idec's quarterly open trading window periods, as described and in accordance with the requirements outlined in the Global Insider Trading Policy, More information about the Biogen Idec Global Insider Trading Policy, insider trading restrictions, and 10b5-1 trading plans will be made available upon your employment with the Company.

Employee Benefits and Total Rewards: Biogen Idec offers a robust and highly competitive employee benefits program. As an employee, you will be able to choose from a menu of options through our flexible Total Rewards program. These benefits include a 401(k) savings plan; group health care, including medical, dental, prescription drug and vision coverage; life, dependent life and disability insurance; as well as flexible spending accounts for eligible medical and dependent care expenses. You are also entitled to 20 vacation days per year, accrued on a per pay period basis. Additional benefit offerings include an Employee Stock Purchase Plan (ESPP) and work/life benefits such as a concierge service and access to subsidized back-up dependent care. Please visit Biogen Idec's Total Rewards website at [website] (user ID = [user ID], password = [password]) to familiarize yourself with Biogen Idec's complete benefit plan offerings.

Additional Executive Benefits

Supplemental Savings Plan: You will be entitled to participate in Biogen Idec's Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.). You will be provided with SSP enrollment information upon your employment with the Company.

Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.

Severance: Under certain circumstances, you will be entitled to receive severance benefits. Your severance benefits are explained in detail in the attached executive severance document. If your total severance benefits will trigger 28OG excise taxes, you may elect to have Biogen Idec reduce the amount of your total payment to reduce your total payments to an amount below the 28OG trigger. To facilitate your decision, Biogen Idec will estimate whether any 28OG excise tax will be owed on severance and the amount of that excise tax.

Tax Preparation, Financial and Estate Planning: You are entitled to reimbursement of up to $4,500 per calendar year (January 1 - December 31) for expenses incurred due to tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. You will be provided with details of this benefit upon your employment with the Company. Reimbursement must be made no later than the end of the calendar year following the year in which the expense is incurred, and must be requested within the deadlines and processes established in the policy.

You are required to satisfy the following contingencies prior to employment at Biogen Idec.

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Drug Screen: A completed drug-screening test is required within one (1) week of accepting this offer of employment. Please see the enclosed information regarding Biogen Idec's Pre-Employment Drug Testing program. Your employment is subject to Biogen Idec receiving negative results (i.e., no drugs found) from your drug test.

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Background Check: Your employment is subject to satisfactory completion of Biogen Idec's background check, which includes verification of employment history, educational and professional licenses, degrees and/or credentials, a criminal records check, a Social Security Number search and verification of any other professional qualifications that your position responsibilities at Biogen Idec may warrant. Completion of your online Application for Employment authorizes Biogen Idec to conduct these background checks. If you have any questions about the background check, please contact your Biogen idec recruiter.

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New Employee Forms: Upon your acceptance of Biogen Idec's offer of employment, please visit our Company website, www.biogenidec.com. Under 'Careers,' click 'New Employees.' This site contains the forms you must complete in order to add you to Biogen Idec's Payroll and Human Resources systems. Completion of these forms is required within 48 hours of accepting this offer of employment at Biogen idec. Your username is [username] and your password is [password].

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Authorization to Work in the United States: The Federal government requires you to provide proper identification verifying your eligibility to work in the United States. Please bring documents necessary to complete the Employment Eligibility Verification Form 1-9 on your first day of employment.

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Signed Proprietary Agreement: In order to protect Biogen Idec's substantial investment in creating and maintaining its confidential and proprietary information, and to maintain goodwill with our customers, vendors and other business partners, you will be required to sign our 'Employee Proprietary Information and Inventions and Dispute Resolution Agreement' as a condition of employment. A copy of the Agreement is enclosed with this letter for your reference. Please sign and return this Agreement with your signed acceptance of our offer.

Your employment at Biogen Idec is employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen Idec also has the same right to terminate your employment at any time, with or without cause or notice.

To confirm your acceptance of this offer of employment, please sign and return this letter and keep the other copy for your records. Review and complete the enclosed New Employee Checklist with actions required in order to begin your acceptance process. Your new employee paperwork should be completed on line within 48 hours of accepting this offer and the drug screen should be completed within one (1) week of accepting this offer of employment.

Please work with your supervisor or Biogen Idec recruiter to establish a start date. Your start date must be a Monday coinciding with Biogen Idec's New Employee Orientation schedule which is included in your offer package details. (unless it is a holiday, in which case your start date will be on the Tuesday of that week). The New Employee Checklist provides an overview of all required steps and instructions to prepare for your first day of employment.

We are very excited about the prospect of you joining Biogen Idec. We encourage you to accept this offer of employment, noting your intended start date, by February 29, 2012.

Best regards,

/s/ Luci Celona

Luci Celona
Vice President, Human Resources

cc: Paul Clancy

I accept this offer of employment and acknowledge the contingencies of employment described above, including the at-will nature of my employment.

ACCEPTED:

/s/ Greg Covino         2/27/12                 4/2/12
Greg Covino            Signature Date                Start Date